Exhibit 10(p)

                                LICENSE AGREEMENT

THIS AGREEMENT is made and entered into this 18th day of December, 2001, (the "Effective Date") by and between PHARMOS LTD., a corporation duly organized and existing under the laws of the State of Israel, (hereinafter referred to as "Pharmos"), and HERBAMED LTD., a corporation duly organized and existing under the laws of the State of Israel (hereinafter referred to a "Licensee").

                                   WITNESSETH

WHEREAS, Pharmos is the owner of certain "Patent Rights" (as defined in Article
1) relating to improved oral delivery of lipophilic substances;

WHEREAS, Pharmos is willing to grant, and Licensee desires to obtain, a license under the Patent Rights upon the terms and conditions hereinafter set forth;

WHEREAS, Pharmos Corporation, a corporation duly organized and existing under the laws of Nevada and the Parent Company of its wholly owned subsidiary, Pharmos Ltd. and Licensee entered into a License Agreement on May 21st, 1997 (the "Original Agreement"); and

WHEREAS, it is now the parties desire to cancel the Original Agreement and any subsequent agreements entered into thereafter by the parties and to be bound only by the terms of this current Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained here the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 "Licensee" shall include all of the following:

(a) a related company of Licensee, the voting stock which is directly or indirectly at least fifty percent (50%) owned or controlled by Licensee;

(b) an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Licensee;

(c) an organization, the majority ownership of which is directly or indirectly common to the ownership of Licensee.

1.2 "Patent Rights" shall mean all information, inventions or discoveries covered by the patents and/or patent applications listed in Appendix A hereto, and any and all patents issuing therefrom, owned by or licensed to Pharmos with the right to sublicense. "Patents" as used in this Agreement shall include, without limitation, all substitutions, continuations, continuations-in-part, divisions, reissues, extensions and foreign counterparts of the aforementioned.

1.3 A "Licensed Product" shall mean active ingredient and/or compound in the Field of Use (as such term is defined in Section 1.6, below).

1.4 "Net Sales" shall mean Licensee's billings for Licensed Products produced hereunder less the sum of the following:

(a) Discounts allowed in amounts customary in the trade;

(b) sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c) outbound transportation prepaid or allowed; and

(d) amounts allowed or credited on returns.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when payment in respect thereof is received by Licensee.

1.5 "Territory" shall mean the world.

1.6 "Field of Use" shall mean the field of Nutraceuticals, specifically in the following categories: formulation of food and dietary supplements, food additives, nutritional ingredients, natural ingredients, food industry, food ingredients, food and functional food applications, nutritional beverages, vitamins, minerals, herbals, herbal supplements, health nutrients, phytonutraceuticals, cosmetics, cosmoceuticals (excluding any and all existing or future topical pharmaceutical applications and or uses in the cosmetic and/or cosmoceuticals fields) and any new applications or uses developed or arising in the field of Nutraceuticals.

                               ARTICLE II - GRANT

2.1 Pharmos hereby grants to Licensee the exclusive right and license under the Patent Rights to make, have made, use and sell Licensed Products in the Territory, for the Field of Use, subject to the provisions of Article IIA below.

2.2 The term of this Agreement shall be for a period of 3 (three) years (the "Initial Term"), unless terminated earlier under Article X111, below. Thereafter, this Agreement shall be renewed automatically for additional consecutive three-year terms ("Renewal Term") and shall continue to remain in effect until the expiration of the last patent relevant to the technology granted hereunder and for so long as License uses its best efforts, including by not limited to financing, developing and commercializing the Licensed Products in the Field of Use. In the event Pharmos reasonably determines that Licensee is not utilizing the exclusive rights granted to it herein so as to achieve the aforementioned objectives, Pharmos may provide License with notice of its desire to not renew this Agreement thirty days in advance of any Renewal Term.

2.3 In order to establish exclusivity for Licensee, Pharmos hereby agrees that it shall not grant any other license to make, have made, use and sell Licensed Products in the Territory for the Field of Use during the period of time commencing with the Effective Date of this Agreement and terminating with the expiration of this Agreement.

2.4 Pharmos reserves the right to practice under the Patent Rights for research purposes and other uses not within the Field of Use.

2.5 Licensee may enter into sublicensing agreements consistent with this Agreement for the rights, privileges and licenses granted hereunder, subject to the prior approval of Pharmos on a case-by-case basis, which approval shall not be unreasonably withheld. Licensee shall notify Pharmos of the initiation of license negotiations with all potential sublicensees.

2.6 Licensee agrees to forward to Pharmos copies of all sublicense agreements within thirty (30) days of the execution of such sublicense agreements, which will be treated confidentially in the same manner as Pharmos treats all confidential documents, and further agrees to forward to Pharmos annually a copy of such reports received by Licensee from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.7 Licensee's rights to produce any such Licensed Product shall automatically expire if Licensee has not amply demonstrated a good faith effort to utilize the rights and privileges granted hereunder in research and


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

development and/or marketing of Licensed Product(s) within 5 (five) years following the Effective Date of this Agreement.

2.8 The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise not specifically set forth herein. Licensee (for itself and its sublicensees) acknowledges and agrees that Pharmos is and shall remain the sole owner of the Patent Rights, and that neither Licensee nor its sublicensees have any rights in or to the Patent Rights other than the rights specifically granted herein to Licensee.

                         ARTICLE IIA - COMMERCIALIZATION

Licensee shall use its best efforts to commercialize and achieve sales of Licensed Products throughout the Territory. If Licensee fails to commence sales of the Licensed Product within a period of five (5) years from the Effective Date, then may, at its option, convert the license granted under Article II above to a non-exclusive License

                           ARTICLE III - DUE DILIGENCE

3.1 Licensee, through a thorough, vigorous and diligent program for exploitation of the Patent Rights, shall use its best efforts to attain maximum commercialization of Licensed Products.

3.2 Licensee shall deliver to Pharmos on or before the expiration of one year from the Effective Date a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and shall provide similar reports to Pharmos on an annual basis on or before the ninetieth (90th) day following the close of Licensee's fiscal year.

                              ARTICLE IV - PAYMENTS

4.1 For the rights, privileges and license granted hereunder, Licensee shall make royalty payments to Pharmos in the manner, and in the amounts, hereinafter provided to the end of the term of this Agreement or until this Agreement shall be terminated, as hereinafter provided:

(i) After the Effective Date of this Agreement, six percent (6%) of Licensee's Net Sales, for so long as Licensee's Net Sales remain below the amount of $20 (twenty) million US Dollars. Thereafter, after Licensee's sales increase so they total above the amount of $20 (twenty) million US Dollars, but not above $50 (fifty) million US Dollars, the royalty payments due to Pharmos shall be 5%. In the event Licensee's Net sales increase to an amount above $50 (fifty) million US Dollars, the royalty payments due to Pharmos shall be 4% of Licensee's Net Sales, All as summarized in the table immediately below;

Licensee's Net Sales     Royalty Payments
--------------------     ----------------
Up to US$ 20 million            6%
US$ 20 - 50 million             5%
Above US$ 50 million            4%

The above listed royalty payments shall also apply to any Net Sales of any sublicensees of Licensee. Without derogating from the above, Pharmos, in its sole discretion and on a case by case basis, may determine that the percentage of royalty payments due from a specific sublicensee may be lower than the amounts set forth herein.

(ii) thirty percent (30%) of amounts payable to Licensee as royalty payments from any sublicensee in connection with any sublicense under the Licensed Patents.

4.2 No multiple royalties shall be payable because any Licensed Product, its manufacture, use or sale are or shall be covered by more than one Patent Rights patent application or Patent Rights patent licensed under this Agreement.


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

4.3 Royalty payments above shall be paid in freely transferable US Dollars to a bank account designated by Pharmos. If any currency conversion shall be required in connection with any payment hereunder, such conversion shall be made by using the exchange rate prevailing at Bank Leumi Ltd. on the last business day of the calendar quarterly reporting period to which such royalty payments relate. Payments shall be made in accordance with the provisions of Article 5.

4.4 Licensee shall be liable for any and all deductions for taxes, assessments or other charges which may be levied by a proper taxing authority on account of royalties or other payments accruing to Pharmos under this Agreement. Such taxes may not be deducted from royalties or other payments to be paid to Pharmos hereunder.

                         ARTICLE V - REPORTS AND RECORDS

5.1 Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Pharmos hereunder. Said books of account shall be kept at Licensee's principal place of business. Said books and the supporting data shall be open at all reasonable times for three (3) years following the end of the calendar year to which they pertain, to the inspection of Pharmos or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. All such documents shall be subject to limitations to disclosure required by law. Licensee shall include substantially the same inspection rights in any sublicense it grants in order to ensure correctness of payments due hereunder.

5.2 Licensee within thirty (30) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to Pharmos true and accurate reports, giving such particulars of the business conducted by Licensee and its sublicensees during the preceding three-month period of this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a) number of Licensed Products manufactured and sold;

(b) total billings for Licensed Products sold;

(c) deductions applicable as provided in Paragraph 1.5; and

(d) total royalty due.

5.3 With each such report submitted, Licensee shall pay to Pharmos the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

5.4 All payments required under this Agreement (including but not limited to payments under Articles IV and VI) shall, if overdue, bear interest until payment at the monthly rate of one and one-half percent (1.5%). The payment of such interest shall not foreclose Pharmos from exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE VI - PATENT PROTECTION

6.1 Pharmos shall in consultation with Licensee, apply for, seek issuance of, and maintain during the term of this Agreement the applicable current Patent Rights in the relevant countries on an as needed basis . The prosecution, filing and maintenance of all Patent Rights patents and applications shall be the primary responsibility of Pharmos; provided, however, Licensee shall have reasonable opportunities to advise Pharmos and shall cooperate with Pharmos in such prosecution, filing and maintenance.

6.2 Payment of all customary and usual fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights relating to the specific patents used in the field of Use, as defined above, shall be the responsibility of Licensee, after the date of this Agreement. Pharmos shall bill Licensee for these costs and fees as received, and Licensee shall pay for these costs and fees within thirty (30) days of invoicing by Pharmos. All requests for payments shall be accompanied by appropriately detailed information.


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

6.3 If Licensee decides to discontinue the financial support of the prosecution or maintenance of the protection, Pharmos shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protecting issuing thereon in any country at Pharmos' expense, and Pharmos shall be free to license said application(s) and patent(s) to third parties, and/or terminate this Agreement.

6.4 Licensee agrees to mark all Licensed Products in such a manner as to conform with the patent laws and practice of the country of manufacture, sale or use.

6.5 Pharmos represents and warrants that (a) Pharmos owns the rights to the Patent Rights and has the full right and power to grant the licenses set forth in Article 2 of this Agreement, and (b) to the best of Pharmos's knowledge, the execution, delivery and performance of this Agreement by Pharmos does not conflict with or violate any provision of law to which Pharmos is subject, or of any agreement to which Pharmos is a party or by which it is bound.

                           ARTICLE VII - INFRINGEMENT

7.1 Licensee shall inform Pharmos promptly in writing of any alleged infringement of the Patent Rights by a third party and of any available evidence thereof.

7.2 During the term of this Agreement, Pharmos shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights. If Pharmos prosecutes any such infringement, Licensee agrees that Pharmos may join Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by Pharmos shall be borne by Pharmos and Pharmos shall keep any recovery or damages for past infringement derived therefrom. Costs for jointly prosecuted or defended actions shall be borne by Pharmos, and Licensee who shall share equally any recovery or damages. Licensee may join and actively participate in such action at its expense and share in any recovery, to the extent of Licensee's customary and usual legal expenses relating to the litigation.

7.3 If within 90 days after having been notified of any alleged infringement or such shorter time prescribed by law, Pharmos shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if Pharmos shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and Licensee may, for such purposes, use the name of Pharmos as a party plaintiff; provided, however, that such right to bring an infringement action shall remain in effect only for so long as the license granted herein is in effect (or the action is being pursued) whichever is later. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Pharmos which consent shall not unreasonably be withheld. Licensee shall indemnify Pharmos against any order for costs that may be made against Pharmos in such proceedings.

7.4 In the event that Licensee shall undertake the enforcement and/or defense of the Patent Rights by litigation, Licensee may withhold up to fifty percent (50%) of the royalties or other payments otherwise thereafter due Pharmos hereunder and apply the same toward expenses related to the infringement including, but not limited to, reimbursement of its expenses related to the litigation, including reasonable attorneys' fees, in connection therewith. Said withholding of royalties shall begin no earlier than the date Licensee first receives a bill for professional services or expenses associated with the enforcement and/or defense of the Patent Rights. Any recovery of damages by Licensee for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to the suit, and next toward reimbursement of Pharmos for any royalties past due or withheld and applied pursuant to this
Article VII. The balance remaining from any such recovery shall be divided equally between Licensee and Pharmos.

7.5 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all


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respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

7.6 In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Patent Rights shall be brought against Licensee, Pharmos at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

                        ARTICLE VIII - PRODUCT LIABILITY

8.1 Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Pharmos, its officers, directors, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sale, use, consumption or advertisement of the Licensed Product(s) or arising from any obligation of Licensee or its sublicensees hereunder.

8.2 Licensee and its sublicensees shall obtain and carry in full force and effect comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers which shall protect Pharmos in regard to events covered by Paragraph 8.1 above. Such insurance shall include Pharmos as a named insured, shall require prior notice to Pharmos before cancellation and shall be in an amount which is reasonable in light of the anticipated use of the licenses granted hereunder.

8.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, PHARMOS MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. IN NO EVENT WILL PHARMOS BE LIABLE FOR DAMAGES OF ANY NATURE, INCLUDING DIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE EXERCISE OF LICENSEE'S RIGHTS UNDER THE LICENSE GRANTED PURSUANT TO THIS AGREEMENT OR THE USE OF THE LICENSED PATENTS.

                     ARTICLE IX - CONFIDENTIAL INFORMATION.

All scientific and technical information in respect of the Licensed Patents communicated by Pharmos to Licensee, including, without limitation, information contained in patent applications, shall be received in strict confidence by Licensee and its sublicensees, used only for the purposes of this Agreement and not disclosed by Licensee or its sublicensees or their respective agents or employees without the prior written consent of Pharmos, unless such information
(i) was in the public domain at the time of disclosure, (ii) later became part of the public domain through no act or omission of Licensee or its sublicensees, or their respective employees agents, successors, or assigns, (iii) was already known by Licensee at the time of disclosure and Licensee can so demonstrate by competent written proof or (iv) is required to be disclosed to a governmental agency pursuant to such agency's rule and regulations in order to secure regulatory approval, provided that Licensee shall first give notice to Pharmos of such disclosure and shall have made a reasonable effort to maintain the confidentiality of such information. Licensee's right to disclose information to its sublicensees under the Licensed Patents is subject to the agreement by such sublicensees to be bound by these confidentiality provisions.

                           ARTICLE X - EXPORT CONTROLS

Licensee hereby agrees that it shall not sell, transfer, export or re-export any Licensed Products or related information in any form, or any direct products of such information, except in compliance with all applicable laws, and regulations, and will not sell, transfer, export or re-export any such Licensed Products or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. Licensee shall be solely responsible for obtaining all licenses, permits or authorizations required from any government for any such export or re-export. To the extent not inconsistent with this Agreement, Pharmos agrees to


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

provide Licensee with such assistance as it may reasonably request in obtaining such licenses, permits or authorization.

                          ARTICLE XI - NON-USE OF NAME

Licensee shall not use the name of Pharmos nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from Pharmos in each case, except that Licensee may state that it is licensed by Pharmos under one or more of the patents and/or applications comprising the Patent Rights. Nothing herein shall apply to disclosures required by law or regulation. Licensee may not use the name of Pharmos to imply that Pharmos represents that the Patent Rights or Licensed Products are merchantable, are fit for a particular purpose, or are worthy of investment by an individual or an organizational investor.

Pharmos shall not use the names of Licensee, nor of any of Licensee's employees, in any advertising, promotional or sales literature without prior written consent obtained from Licensee in each case. Pharmos may not use the name of Licensee to imply that either organization represents that the Patent Rights or Licensed Products are merchantable, are fit for a particular purpose, or are worthy of investment by an individual or an organizational investor.

                            ARTICLE XII - ASSIGNMENT

This Agreement is not assignable and any attempt to do so shall be void, except in the event Pharmos undergoes/effectuates a sale of all or substantially all of its securities or assets, a merger or acquisition, or reorganization.

                           ARTICLE XIII - TERMINATION

13.1 If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by Pharmos.

13.2 Should Licensee fail to pay Pharmos any amounts due and payable hereunder, Pharmos shall have the right to terminate this Agreement on thirty (30) days' notice, unless Licensee shall pay Pharmos within the thirty (30) day period, all such amounts and interest due and payable. Upon the expiration of the thirty
(30) days period, if Licensee shall not have paid all such amounts and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

13.3 Upon any material breach or default of this Agreement by Licensee, other than those occurrences set out in Paragraph 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, Pharmos shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by sixty
(60) days' notice to Licensee. Such termination shall become effective unless Licensee shall have cured any such breach or default prior to the expiration of the sixty (60) day period. Upon said termination all Patent Rights and all regulatory documents related thereto shall revert to Pharmos and Licensee shall execute all necessary documents to effectuate such transfer.

13.4 Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to Pharmos, and upon payment of all amounts due Pharmos through the effective date of the termination.

13.5 Pharmos may terminate this Agreement for any particular Licensed Product upon the occurrence of the third separate default by Licensee within any consecutive three (3) year period for failure to pay royalties when due on said Licensed Product.

13.6 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall pay to Pharmos the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.


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13.7 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from Pharmos.

13.8 The rights and obligations of the parties under Articles VIII, IX and XIV shall survive any termination of this Agreement.

                           ARTICLE XIV - CHOICE OF LAW

This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws rules.

             ARTICLE XV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

15.1 The payments to be made hereunder to Pharmos shall be made by wiring the required amount to Pharmos' bank in accordance with Pharmos' instructions or by mailing or sending by commercial courier checks for the required amount to Pharmos' address.

15.2 Notices provided for herein shall effectively be given by facsimile or by mailing the same by certified or registered mail or by delivery by commercial courier, in each case properly addressed with charges prepaid, to the fax numbers/addresses set forth below:

To Licensee:      Herbamed Ltd.

                  Science Park
                  Kiryat Weitzman
                  Rehovot, Israel 76326
                  Attention: Avraham Landa
                  Fax: 00972-8-940-7460

To Pharmos:       Pharmos Limited
                  99 Would Avenue South, Suite 301
                  Iselin New Jersey,  08830 USA
                  Attention: Gad Riesenfeld
                  Fax: 001-904-462-5401

Either party may change its address or fax number by giving notice thereof to the other party.

               ARTICLE XVI - DIRECTOR AND SHAREHOLDER RATIFICTION

This Agreement shall take effect on the Effective Date, provided that ratification of this Agreement by the: (i) shareholders' and directors' of Licensee and (ii) directors' of Licensor is obtained within 90 (ninety) days from the Effective Date.

                           ARTICLE XVII- MISCELLANEOUS

17.1 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17.2 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right to excuse a similar subsequent failure to perform any such term or condition by the other party.


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

17.3 The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

17.4 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

17.5 In making and performing this Agreement, Pharmos and Licensee act and shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied to create an agency, partnership or employer and employee relationship between Pharmos and Licensee. At no time shall one party make commitments or incur any charges or expenses for or in the name of the other party except as specifically provided herein.

17.6 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

17.7 This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


PHARMOS LTD.                            HERBAMED LTD.


By: GAD RIESENFELD                      By: AVRAHAM LANDA
    -------------------------------         ------------------------------------
Name: Gad Riesenfeld                    Name: Avraham Landa
Title: President and C.O.O              Title: General Manager
       of Pharmos Corporation

Date: 26/12/01                          Date: 20/12/01


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